EXHIBIT 99.1

Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code

I, Charles T. Fote, the Chief Executive Officer of First Data Corporation, certify that (i) the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003 fairly presents, in all material respects, the financial condition and results of operations of First Data Corporation.

A signed original of this written statement has been provided to First Data Corporation and will be retained by First Data Corporation and furnished to the Securities and Exchange Commission or its staff upon request.

/s/ Charles T. Fote
Charles T. Fote

May 9, 2003